Exhibit 99.1

Contact Information:

Alan I. Rothenberg

Chairman/Chief Executive Officer

Phone: (310) 270-9501

Jason P. DiNapoli

President/Chief Operating Officer

Phone: (310) 270-9505

1ST CENTURY BANCSHARES, INC. REPORTS FINANCIAL RESULTS

FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2012

Los Angeles, CA (March 6, 2013) – 1st Century Bancshares, Inc. (the “Company”) (NASDAQ:FCTY), the holding company for 1st Century Bank, N.A. (the “Bank”), today reported net income for the quarter and year ended December 31, 2012 of $912,000 and $2.9 million, respectively, compared to $432,000 and $1.0 million, respectively, for the same periods last year. Pre-tax, pre-provision earnings for the quarter and year ended December 31, 2012 were $963,000 and $3.1 million, respectively, compared to $503,000 and $1.4 million, respectively, for the same periods last year.

Pre-tax, pre-provision earnings, a non-GAAP financial measure, is presented because management believes adjusting the Company’s results to exclude taxes and loan loss provisions provides stockholders with a useful metric for evaluating the core profitability of the Company. A schedule reconciling our GAAP net income to pre-tax, pre-provision earnings is provided in the table below.

Alan I. Rothenberg, Chairman of the Board and Chief Executive Officer of the Company stated, “I’m pleased to announce our financial results for this year. Net income for the current year increased to $2.9 million and exceeded the prior year results by over 187%. We’ve also experienced robust growth in our balance sheet primarily resulting from a 25% increase in our deposit balances compared to the previous year. At the end of this year, total assets were $499 million, which is the largest reported asset size in our Company’s history. In addition, I’m further encouraged by the decline in our non-performing assets, which have declined to $1.9 million compared to $7.6 million at the end of last year. Our non-performing assets are at the lowest level since 2008, when the economic recession started. Highlights for the year end include:

●	Growth in total assets from $405 million at December 31, 2011 to $499 million at December 31, 2012;
●

Growth in total deposits from $332 million at December 31, 2011 to $417 million at December 31, 2012, while reducing our cost of deposits from 27 basis points during the prior year to 17 basis points during the current year;

●	Continued improvement in our credit quality, with non-performing assets being reduced to $1.9 million at December 31, 2012, compared to $7.6 million at December 31, 2011;
●	Growth in total investments from $130 million at December 31, 2011 to $181 million at December 31, 2012;
●

Improved net interest income of $14.1 million for the year ended December 31, 2012, respectively, compared to $11.3 million for the same period last year, despite a decrease in our net interest margin; and

●	Improved diluted earnings per share, increasing to $0.33 per share for the year ended December 31, 2012, compared to $0.11 per share during the same period last year.”

Jason P. DiNapoli, President and Chief Operating Officer of the Company stated, “I’m encouraged by our financial results for this year and I’m cautiously optimistic that we’re well positioned to benefit as economic conditions improve. The progress this year in developing our franchise is primarily attributable to our strong team and their efforts to establish our Bank as the premier community bank serving the Westside of Los Angeles. In addition, our credit strategy to aggressively identify and address problem assets has allowed us to focus our attention on future opportunities, as opposed to dealing with credit issues stemming from the recession.”

2012 4th Quarter and Year End Highlights

•

The Bank’s total risk-based capital ratio was 15.29% at December 31, 2012, compared to the requirement of 10.00% to generally be considered a “well capitalized” financial institution for regulatory purposes. The Bank’s equity is comprised solely of common stock, and does not include any capital received in connection with TARP, or other forms of capital such as trust preferred securities, convertible preferred stock or other equity or debt instruments.

•	Total assets increased 23.2%, or $93.9 million, to $499.2 million at December 31, 2012, from $405.3 million at December 31, 2011.

•

Total core deposits, which include non-interest bearing demand deposits, interest bearing demand deposits, and money market deposits and savings, were $371.4 million and $285.6 million at December 31, 2012 and 2011, respectively, representing an increase of $85.7 million, or 30.0%.

•	Net interest margin was 3.24% and 3.12% for the quarter and year ended December 31, 2012, respectively, compared to 3.07% and 3.21% for the same periods last year.

•	Cost of funds were 20 and 24 basis points for the quarter and year ended December 31, 2012, respectively, compared to 26 and 30 basis points for the same periods last year.

•	Investment securities were $181.2 million at December 31, 2012, representing 36.3% of our total assets, compared to $129.9 million, or 32.1% of our total assets at December 31, 2011.

•

Loans were $266.7 million at December 31, 2012, compared to $233.0 million at December 31, 2011. Loan originations were $52.4 million and $123.1 million during the quarter and year ended December 31, 2012, respectively, compared to $58.7 million and $117.1 million during the same periods last year.

•

As of December 31, 2012, the allowance for loan losses (“ALL”) was $6.0 million, or 2.26% of total loans, compared to $5.3 million, or 2.27% of total loans, at December 31, 2011. The ALL to non-performing loans was 324.36% and 69.47% at December 31, 2012 and 2011, respectively.

•	Non-performing loans to total loans was 0.70% and 3.26% at December 31, 2012 and 2011, respectively.

•	Non-performing assets as a percentage of total assets declined to 0.39% at December 31, 2012, compared to 1.88% at December 31, 2011.

•

For the quarter and year ended December 31, 2012, the Company recorded net income of $912,000, or $0.10 per diluted share, and $2.9 million, or $0.33 per diluted share, respectively. During the same periods last year, the Company reported net income of $432,000, or $0.05 per diluted share, and $1.0 million, or $0.11 per diluted share, respectively.

Capital Adequacy

At December 31, 2012, the Company’s stockholders’ equity totaled $49.2 million compared to $45.1 million at December 31, 2011. At December 31, 2012, the Bank’s total risk-based capital ratio, tier 1 risk-based capital ratio, and tier 1 leverage ratio were 15.29%, 14.03%, and 9.22%, respectively, compared to the requirements of 10.00%, 6.00%, and 5.00%, respectively, to generally be considered a “well capitalized” financial institution for regulatory purposes.

Balance Sheet

Total assets at December 31, 2012 were $499.2 million, representing an increase of approximately $93.9 million, or 23.2%, from $405.3 million at December 31, 2011. The increase in total assets is primarily attributable to growth in our deposit portfolio. Cash and cash equivalents at December 31, 2012 were $50.6 million, representing an increase of $8.6 million, or 20.6%, from $41.9 million at December 31, 2011. Investment securities were $181.2 million at December 31, 2012, compared to $129.9 million at December 31, 2011, representing an increase of $51.3 million, or 39.5%. The increase in our investment portfolio is primarily attributable to the purchase of agency mortgage-backed securities and investment grade corporate notes of $62.3 million and $28.4 million, respectively, during the year ended December 31, 2012. The weighted average life of our investment securities was 2.80 years and 3.50 years at December 31, 2012 and 2011, respectively. Loans were $266.7 million and $233.0 million at December 31, 2012 and December 31, 2011, respectively. The majority of growth within our loan portfolio primarily related to an increase in our commercial real estate loans. Commercial real estate loans were $110.0 million at December 31, 2012, compared to $70.3 million at December 31, 2011. Prepayment speeds for the quarter and year ended December 31, 2012 were 27.0% and 23.2%, respectively, compared to 18.5% and 20.7% for the same periods last year.

Total liabilities at December 31, 2012 increased by $89.8 million, or 24.9%, to $450.0 million, compared to $360.2 million at December 31, 2011. This increase is primarily due to growth within our non-interest bearing deposits of $73.2 million, and is primarily due to our continued core deposit gathering efforts. Total core deposits, which includes non-interest bearing demand deposits, interest bearing demand deposits and money market deposits and savings, were $371.4 million and $285.6 million at December 31, 2012 and 2011, respectively, representing an increase of $85.7 million, or 30.0%.

Credit Quality

Allowance and Provision for Loan Losses

The ALL was $6.0 million, or 2.26% of our total loan portfolio, at December 31, 2012, compared to $5.3 million, or 2.27%, at December 31, 2011. At December 31, 2012 and 2011, our non-performing loans were $1.9 million and $7.6 million, respectively. The ratio of our ALL to non-performing loans was 324.36% and 69.47% at December 31, 2012 and 2011, respectively. In addition, our ratio of non-performing loans to total loans was 0.70% and 3.26% at December 31, 2012 and 2011, respectively.

The ALL is impacted by inherent risk in the loan portfolio, including the level of our non-performing loans, as well as specific reserves and charge-off activities. There was no provision for loan losses for the quarter and year ended December 31, 2012. There was no provision for loan losses for the quarter ended December 31, 2011 and a $275,000 provision for loan losses for the year ended December 31, 2011. The decline in provision for loan losses recorded during the year ended December 31, 2012, compared to the same period last year, is primarily due to the improvement in the level of our criticized and classified loans, as well as an increase in our ALL during the current year resulting from net recoveries recognized on previously charged-off loans. These declines were partially offset by the provision needed for the $33.7 million increase in our loan portfolio during the current year as compared to the same period last year. Criticized and classified loans generally consist of special mention, substandard and doubtful loans. Special mention, substandard and doubtful loans were $6.6 million, $3.5 million and none, respectively, at December 31, 2012, compared to $3.7 million, $11.0 million, and none, respectively, at December 31, 2011. We had net recoveries of $1.1 million and $731,000 during the quarter and year ended December 31, 2012, respectively, compared to net recoveries (charge-offs) of $38,000 and ($274,000) during the same periods last year. Management believes that the ALL as of December 31, 2012 and 2011 was adequate to absorb known and inherent risks in the loan portfolio.

Non-Performing Assets

Non-performing assets totaled $1.9 million and $7.6 million at December 31, 2012 and 2011, respectively. Non-accrual loans totaled $1.9 million and $7.6 million at December 31, 2012 and 2011, respectively. At December 31, 2012, non-accrual loans consisted of three commercial loans totaling $1.5 million and one consumer related loan totaling $345,000. At December 31, 2011, non-accrual loans consisted of four commercial loans totaling $2.2 million, two commercial real estate loans totaling $3.8 million, one commercial land loan totaling $1.3 million and one consumer related loan totaling $345,000. At December 31, 2012, other real estate owned (“OREO”) consisted of one undeveloped land property totaling $90,000. There was no OREO outstanding at December 31, 2011. As a percentage of total assets, the amount of non-performing assets was 0.39% and 1.88% at December 31, 2012 and 2011, respectively.

Refer to “Subsequent Events” discussion below for further details regarding the pay-off of a substandard non-accrual loan in February 2013.

Net Interest Income and Margin

During the quarter and year ended December 31, 2012, net interest income was $4.0 million and $14.1 million, respectively, compared to $3.0 million and $11.3 million for the same periods last year. These increases were primarily attributable to additional interest earned in connection with our loan and investment portfolios as compared to the same periods last year, and were the result of increases in the average balances of these portfolios during the current periods, partially offset by a decline in yields earned. In addition, during the quarter ended December 31, 2012, the Company recognized $396,000 of interest income in connection with the pay-off of a non-accrual loan.

The Company’s net interest margin (net interest income divided by average interest earning assets) was 3.24% for the quarter ended December 31, 2012, compared to 3.07% for the same period last year. This 17 basis point improvement in net interest margin is primarily due to the interest income recognized as a part of the pay-off of the non-accrual loan discussed above, and to a lesser extent, the decline in the cost of interest bearing deposits and borrowings. Excluding the impact of the pay-off of this non-accrual loan, the yield on earning assets is decreasing due to a decline in interest rates earned on these assets during the quarter ended December 31, 2012, as compared to the same period last year. These declines were caused by a general downward trend in interest rates, as well as competitive loan pricing conditions in our market, which have continued to compress loan yields. During the quarter ended December 31, 2012 as compared to the same period last year, the decline in our cost of interest bearing deposits and borrowings is primarily attributable to a decrease in interest rates paid on these accounts. The average cost of interest bearing deposits and borrowings was 0.35% during the quarter ended December 31, 2012 compared to 0.41% for the same period last year.

The Company’s net interest margin was 3.12% for the year ended December 31, 2012, compared to 3.21% for the same period last year. This 9 basis point decline in net interest margin is primarily due to a decrease in the yield on earning assets, partially offset by a decline in the cost of interest bearing deposits and borrowings and the interest income recognized as a part of the pay-off of a non-accrual loan. As discussed above, the decrease in yield on earning assets is primarily attributable to a decline in interest rates earned on these assets during the year ended December 31, 2012, as compared to the same period last year, and was caused by a general decline in interest rates, as well as competitive loan pricing conditions in our market, which have continued to compress loan yields. In addition, the decline in our cost of interest bearing deposits and borrowings is primarily attributable to a decrease in interest rates paid on these accounts. The average cost of interest bearing deposits and borrowings was 0.38% during the year ended December 31, 2012 compared to 0.46% for the same period last year.

Non-Interest Income

Non-interest income was $726,000 and $2.0 million for the quarter and year ended December 31, 2012, respectively, compared to $316,000 and $934,000 for the same periods last year. The increase in non-interest income during the quarter and year ended December 31, 2012, compared to the same period last year is primarily attributable to an increase in loan arrangement fees earned in connection with our college loan funding program. The increase during the year ended December 31, 2012, compared to the same period last year was due to the loan arrangement fees, as well as, other income recognized on interest rate swap transactions entered into during the year ended December 31, 2012. During the first quarter of 2013, the Company terminated its college loan funding program. During the year ended December 31, 2012, net earnings in connection with this program was approximately $550,000, consisting of non-interest income and non-interest expense of $1.5 million and $911,000, respectively. Refer to “Subsequent Events” discussion below for further details regarding the termination of the college loan funding program.

Non-Interest Expense

Non-interest expense was $3.7 million and $13.0 million for the quarter and year ended December 31, 2012, respectively, compared to $2.9 million and $10.8 million for the same periods last year. The increase in non-interest expense during the quarter ended December 31, 2012, is primarily due to the additional costs incurred related to expanding the Bank’s business development team and increased costs associated with our college loan funding program. During the year ended December 31, 2012, this increase was primarily due to the factors discussed above, as well as expenses incurred related to interest rate swaps, as well as the opening of our Santa Monica relationship office in the middle of 2011. As discussed above, the Company terminated its college loan funding program during the first quarter of 2013. Refer to “Subsequent Events” discussion below for further details regarding the termination of the college loan funding program.

Income Tax Provision

During the quarter and year ended December 31, 2012, we recorded a tax expense of approximately $51,000 and $111,000, respectively, compared to $71,000 for the same periods last year. The Company does not anticipate owing any substantial taxes for Federal or State purposes until the Company’s net operating losses (“NOL”) are fully utilized. As of December 31, 2012, the Company had federal and state NOL carryforwards of approximately $4.1 million and $6.8 million, respectively. As of December 31, 2011, the Company had federal and state NOL carryforwards of approximately $8.1 million and $10.6 million, respectively. For federal and California tax purposes, the Company’s NOL carryforwards expire beginning in 2029.

Net Income

For the quarter and year ended December 31, 2012, the Company recorded net income of $912,000, or $0.10 per diluted share, and $2.9 million, or $0.33 per diluted share, respectively, compared to $432,000, or $0.05 per diluted share, and $1.0 million, or $0.11 per diluted share, for the same periods last year.

Subsequent Events

On February 19, 2013, the Company notified the student loan provider that it partners with in connection with its college loan funding program that the Company is terminating its participation in this program. Consistent with its agreement, the Company’s involvement in the program will terminate 60 days from the date of this notification.

On February 20, 2013, the Bank received a pay-off on a commercial loan that was classified at December 31, 2012 as a substandard non-accrual loan. The outstanding principal balance at December 31, 2012 was $810,000. In addition to the pay-off of the outstanding principal balance, this pay-off resulted in a $1.0 million recovery, as well as the recognition of approximately $220,000 of interest income that had been deferred following the commercial loan’s classification as a non-accrual loan in December 2010. At December 31, 2012 and 2011, this loan had a specific allowance for loan losses allocated to it of $500,000 and $700,000, respectively. The pay-off, corresponding recovery and previously deferred interest income were all recognized at the time of pay-off during the quarter ending March 31, 2013. In the ordinary course of business, management will assess the adequacy of the allowance for loan losses taking into consideration, among many other factors, the foregoing event.

About 1st Century Bancshares, Inc.

1st Century Bancshares, Inc. is a publicly owned company traded on the NASDAQ Capital Market under the symbol “FCTY.” The Company’s wholly-owned subsidiary, 1st Century Bank, N.A., is headquartered in the Century City area of Los Angeles, with a full service business bank in Century City, CA, and a relationship office in Santa Monica, CA. The Bank’s primary focus is serving the specific banking needs of entrepreneurs, professionals and small businesses with the personal service of a traditional community bank, while offering the technologies of a big money center bank. The Company maintains a website at www.1cbank.com. By including the foregoing website address link, the Company does not intend to and shall not be deemed to incorporate by reference any material contained therein.

Safe Harbor

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can find many (but not all) of these forward-looking statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this press release. These statements are based upon our management’s current expectations and speak only as of the date hereof. Forward-looking statements are subject to certain risks and uncertainties that could cause our actual results, performance or achievements to differ materially and adversely from those expressed, suggested or implied herein. Accordingly, investors should use caution in relying on forward-looking statements to anticipate future results or trends. These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, (2) political instability, (3) changes in the monetary policies of the U.S. Government, (4) a renewed decline in economic conditions, (5) continued deterioration in the value of California real estate, both residential and commercial, (6) an increase in the level of non-performing assets and charge-offs, (7) further increased competition among financial institutions, (8) the Company’s ability to continue to attract interest bearing deposits and quality loan customers, (9) further government regulation and the implementation and costs associated with the same, (10) internal and external fraud and cyber-security threats including the loss of bank or customer funds, loss of system functionality or the theft or loss of data, (11) management’s ability to successfully manage the Company’s operations, and (12) the other risks set forth in the Company’s reports filed with the U.S. Securities and Exchange Commission. The Company does not undertake, and specifically disclaims, any obligation to revise or update any forward-looking statements for any reason.

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(Tables follow)

SUMMARY FINANCIAL INFORMATION

The following tables present relevant financial data from the Company’s recent performance (dollars in thousands, except per share data):

	December 31,
Balance Sheet Results:	2012	2011
Total Assets	$499,173	$405,274
Total Loans	$266,671	$233,005
Allowance for Loan Losses ("ALL")	$6,015	$5,284
Non-Performing Assets	$1,944	$7,606
Investment Securities-AFS, at estimated fair value	$181,225	$129,906
Deposits:
Non-Interest Bearing Demand Deposits	$196,026	$122,843
Interest Bearing Demand Deposits	23,233	20,739
Money Market Deposits and Savings	152,094	142,061
Certificates of Deposit	45,328	46,811
Total Deposits	$416,681	$332,454
Total Stockholders' Equity	$49,173	$45,051
Gross Loans to Deposits	63.99%	70.08%
Ending Book Value per Share	$5.38	$4.97

	Quarters Ended December 31,
Quarterly Operating Results (unaudited):	2012	2011
Net Interest Income	$3,965	$3,036
Provision for Loan Losses	$-	$-
Non-Interest Income	$726	$316
Non-Interest Expense	$3,728	$2,849
Income Tax Provision	$51	$71
Net Income	$912	$432
Basic Earnings per Share	$0.11	$0.05
Diluted Earnings per Share	$0.10	$0.05
Quarterly Net Interest Margin*	3.24%	3.07%

Reconciliation of QTD Net Income to Pre-Tax, Pre-Provision Earnings:
Net Income	$912	$432
Provision for Loan Losses	-	-
Income Tax Provision	51	71
Pre-Tax, Pre-Provision Earnings	$963	$503

	Years Ended December 31,
YTD Operating Results:	2012	2011
Net Interest Income	$14,073	$11,281
Provision for Loan Losses	$-	$275
Non-Interest Income	$1,986	$934
Non-Interest Expense	$13,006	$10,844
Income Tax Provision	$111	$71
Net Income	$2,942	$1,025
Basic Earnings per Share	$0.35	$0.12
Diluted Earnings per Share	$0.33	$0.11
YTD Net Interest Margin	3.12%	3.21%

Reconciliation of YTD Net Income to Pre-Tax, Pre-Provision Earnings:
Net Income	$2,942	$1,025
Provision for Loan Losses	-	275
Income Tax Provision	111	71
Pre-Tax, Pre-Provision Earnings	$3,053	$1,371

*Percentages are reported on an annualized basis.